EXHIBIT 99.1

DATAWATCH REPORTS STRONG FOURTH QUARTER 2011 REVENUE GROWTH

Total Revenue Grows 13%; License Revenue Grows 19%
First Year-Over-Year Revenue Increase in 16 Quarters

Chelmsford, MA—November 15, 2011—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of report analytics software and services, today announced that revenue for its fourth quarter ended September 30, 2011 was $4.84 million, an increase of 13% from revenue of $4.28 million in the fourth quarter a year ago.  License revenue for the fourth quarter was $2.80 million, a 19% increase compared to $2.34 million from the comparable quarter a year ago.  Net income for the fourth quarter of fiscal 2011 was $201,000, or $0.03 per diluted share, compared to a net income of $455,000, or $0.07 per diluted share, for the year ago period.

Total revenue for fiscal year 2011 was $17.89 million, a 1% increase from revenue of $17.67 million in fiscal year 2010.  License revenue for fiscal year 2011 was $9.86 million, a 3% increase compared to $9.56 million in fiscal year 2010.  Net income for fiscal year 2011 was $132,000, or $0.02 per diluted share, as compared to net income of $380,000, or $0.06 per diluted share, for fiscal year 2010.  The 2011 results include a charge of $641,000 taken in the second quarter in connection with a restructuring of the company’s sales and marketing operations.  Excluding the effect of this charge, the company’s non–GAAP net income for fiscal year 2011 was $773,000, or $0.12 per diluted share.

Michael A. Morrison, president and CEO of Datawatch, said, “This quarter’s results are evidence that our strategy is working and that we have made significant progress as we cap off a successful transition year for Datawatch.  Sales execution this past quarter was solid and our lead generation initiatives continue to deliver increased opportunities and pipelines.  We saw good momentum as we closed out the year.  Our strategy to focus singularly on our report analytics solution, and to position this offering as an indispensable and complementary component of every organization’s reporting strategy, is resonating in the market.  Customers, partners and industry analysts have recognized the inherent value that report analytics adds to enterprise reporting and business intelligence infrastructures.  Just as importantly, the traditional business intelligence and data integration vendors are becoming aware of the importance of including semi-structured and other loosely structured data in enterprise reporting strategies.  As a result, we expect that the compelling value proposition of the Monarch Report Analytics platform will become more evident over time.”

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He added, “The investments we made earlier this year in our sales and marketing organization are paying dividends.  Much of the organization is in place to deliver on our fiscal year 2012 plan.  Entering this new fiscal year, our mission is straightforward: grow top-line revenue by continuing to improve our lead flow, increasing the number of large deals and expanding our partner community.  We are dedicating all of our resources to aggressive top-line revenue growth, and see fiscal year 2012 as the year for breakout growth in total revenue, license revenue and profitability.”

Fourth Quarter Business Highlights

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Patient First, which operates 36 medical centers in Virginia, Maryland, Pennsylvania and Washington, D.C., chose the Monarch Report Analytics platform for operational reporting and dashboards, joining other leading healthcare companies worldwide that use Datawatch solutions, including HCA Healthcare, Johns Hopkins Hospital and NYU Medical Center.

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Magna International, a diversified $20 billion global automotive supplier, chose the Monarch Report Analytics platform to integrate Infor ERP “canned” reports with budget reports in order to provide line of business managers with timely production and inventory analysis.

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First Republic Bank, a provider of private banking and wealth management services, chose Monarch Report Mining Server to analyze the reports and business documents stored in its Hyland OnBase enterprise archive system, joining other leading financial services companies that use the Datawatch Monarch report mining solution, including J.P. Morgan Chase, Wells Fargo and The Royal Bank of Scotland.

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Datawatch announced the release of Monarch 11, the latest release of its flagship report analytics solution which delivers an enhanced user experience, more robust data modeling and improved scalability.  In conjunction with the release of Monarch 11, Datawatch offered a first-ever free trial download of Monarch.  In the fourth quarter, Datawatch saw nearly 500 downloads of the trial version.

Fourth Quarter Financial Highlights

•	Cash and short-term investments grew to $8.38 million at 9/30/11, up 19% from $7.05 million at 09/30/10.

•	Gross margin for the fourth quarter of 2011 was 75.8%, compared to 73.2% for the third quarter of 2011.

•	Days sales outstanding were 59 days at 9/30/11, compared to 59 days at 6/30/11 and 51 days at 9/30/10.

Murray Fish, chief financial officer of Datawatch, commented, “During fiscal year 2011, we continued to add to our cash position and managed to profitability, despite the mid-year transition and the costs associated with the restructuring of our business.  We enter fiscal year 2012 with a strong foundation upon which to invest in our business, especially in sales, marketing and field operations, without compromising our continued profitability and cash generation.”

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Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and Webcast to discuss the fourth quarter results this afternoon, Tuesday, November 15, 2011 at 4:30 pm ET.  To access the call, please dial 1-877-407-0782.  Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=166304.  It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH) empowers organizations to transform the massive amounts of valuable information that is trapped in static reports, PDF files, HTML and other content-rich, but difficult-to-use data sources, into a dynamic information analytics system that accelerates and improves decision-making throughout their operations. Datawatch’s technology allows its more than 40,000 customers worldwide to leverage the investments they have made in reports from ERP, CRM and other custom applications into high performance analytic information at a fraction of the cost and time of traditional approaches. Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Munich, Sydney and Manila, with partners and customers in more than 100 countries worldwide. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions ; competition in the software industry; Datawatch's dependence on its principal products; proprietary software technology and software license agreements; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions; Datawatch’s dependence on its ability to hire and retain skilled personnel; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2010 and Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011.   Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contacts:

Murray Fish, CFO
Datawatch Corporation
murray_fish@datawatch.com
Phone: (978) 441-2200 ext. 8208
Fax: (978) 453-4443

Kelley Lynn Kassa
Datawatch Corporation
kelley_kassa@datawatch.com
Phone: (978) 441-2200 ext. 8240
Twitter: @datawatch

 DATAWATCH CORPORATION
 Condensed Consolidated Statements of Operations
 Amounts in Thousands (except per share data)
 (Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUE:
Software licenses	$2,795	$2,345	$9,858	$9,563
Maintenance	1,649	1,548	6,219	6,322
Professional services	394	382	1,808	1,789
Total revenue	4,838	4,275	17,885	17,674

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	576	563	2,237	2,382
Cost of maintenance and services	595	655	2,537	2,893
Sales and marketing	2,049	1,282	6,268	5,786
Engineering and product development	619	613	2,502	2,658
General and administrative	838	777	4,274	3,564
Total costs and expenses	4,677	3,890	17,818	17,283

INCOME FROM OPERATIONS	161	385	67	391
Other income	42	85	100	26

INCOME BEFORE INCOME TAXES	203	470	167	417
Income tax provision	2	15	35	37

NET INCOME	$201	$455	$132	$380

Net income per share - Basic	$0.03	$0.08	$0.02	$0.06

Net income per share - Diluted	$0.03	$0.07	$0.02	$0.06

Weighted Average Shares Outstanding - Basic	6,161	5,944	6,039	5,936

Weighted Average Shares Outstanding - Diluted	6,341	6,070	6,235	6,061

Non-GAAP Disclosure - Reconciliation of GAAP Net Income to Net Income Excluding the Effects of
a Restructuring Charge of $641,000 included in General and Administrative expense:

Net Income			$132
Add-back Restructuring Severance Charges			641

Net income (non-GAAP)			$773

Net income per share - Basic			$0.13

Net income per share - Diluted			$0.12

Weighted Average Shares Outstanding - Basic			6,039

Weighted Average Shares Outstanding - Diluted			6,235

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	September 30,	September 30,
	2011	2010

Cash and cash equivalents	$8,384	$7,053
Accounts receivable, net	2,966	2,228
Prepaid expenses and other current assets	577	411
Total current assets	11,927	9,692

Property and equipment, net	270	339
Intangible and other assets, net	937	1,456

	$13,134	$11,487

Accounts payable and accrued expenses	$2,681	$2,079
Deferred revenue - current portion	3,823	3,427
Total current liabilities	6,504	5,506

Total long-term liabilities	288	302

Total shareholders' equity	6,342	5,679

	$13,134	$11,487